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                                                                      EXHIBIT 99


   Contact:
   Mace Security International, Inc.
   160 Benmont Avenue
   Bennington, VT 05201
   (800) 255-2634
   www.mace.com
   Louis D. Paolino, Jr., Chief Executive Officer

                     MACE SECURITY INTERNATIONAL ACQUIRES
            FIVE WASHES WITH COMBINED ANNUAL SALES OF $4.4 MILLION

Bennington, Vermont, June 10, 1999 - Mace Security International, Inc. ("MSI") (NASDAQ: MACE) today announced that it has signed definitive purchase agreements that have been closed in escrow for five additional car washes. MSI has assumed operations at these locations pursuant to the agreements. This brings the total number of wash locations that have been acquired by MSI to 53.

The Hanna Car Wash and the Classic 50's Car Wash are both located in Lubbock, Texas. On a combined basis, these two full-service washes have approximately $2.2 million in annualized sales, and they make MSI the largest operator of washes in Lubbock. With the addition of the Lubbock washes, MSI now operates 21 washes in Texas. The Superstar Kyrene Car Wash and Lube Center located in Tempe, Arizona, has also been purchased by MSI. Superstar consists of a full-service wash and lube center, which generate about $1.2 million in annualized revenues and will be a strategic addition to the 13 MSI locations in Phoenix.

In addition, MSI has purchased the Plaza Car Wash in Morrisville, Pennsylvania, and Moorestown Car Wash in southern New Jersey. These two exterior washes widen MSI's band of operations in the northern and eastern suburbs of Philadelphia and give MSI a total of 17 operating locations in the greater Philadelphia metropolitan area. Combined they will add almost $1 million in annual revenue to MSI's operations.

Commenting on the transactions, Lou Paolino, CEO of MSI, stated, "All these washes blend nicely into MSI's expansion plans. They are efficient, well-operated washes in prime locations with proven car counts, and they are positioned to immediately enjoy additional profitability from integration into MSI's chain of washes."

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties, including without limitation, risks relating to the financial outcomes of the planned business and growth strategies that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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